Exhibit 10.1
Asset Acceptance Capital Corp.
2007 Annual Incentive Compensation Plan for Management
General
     Each year, in connection with the approval of the annual budget and forecast, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Asset Acceptance Capital Corp. (the “Company”) establishes an annual incentive compensation plan for key executives and certain other management level employees (the “Plan Participant(s)”) of the Company.
     The Annual Incentive Compensation Plan will establish for each Plan Participant a bonus target (the “Bonus Target”) equal to a specified percentage of Base Salary (as defined below). The Bonus Target will be set by the Committee at a level consistent with each executive’s responsibilities. As used in this Plan, “Base Salary” shall be the Plan Participant’s base compensation (excluding incentive and any other compensation) paid during 2007. For individuals who become Plan Participants during 2007, Base Salary shall be the base compensation (excluding incentive and any other compensation) paid in 2007 beginning on the date the individual first becomes eligible to participate in the Annual Incentive Compensation Plan.
     The Annual Incentive Compensation Plan will be comprised of two parts: (a) Financial Objectives; and (b) Personal Objectives. Bonus amounts will be computed separately for achievement of Financial Objectives and Personal Objectives, as set forth below under the captions “Financial Objectives” and “Personal Objectives”, respectively. Final payments under the Annual Incentive Compensation Plan will be made after receipt and approval by the Board of the annual audited financial statements of the Company for the year ending December 31, 2007. A Plan Participant will not be paid a bonus unless the Plan Participant is employed by the Company on the date the Board approves the annual audited financial statements for 2007.
     Payments shall be made under the Plan in a manner necessary to preserve the exemption from Section 409A of the Internal Revenue Code.
     The Compensation Committee recognizes the need of the Plan Participants to conduct themselves in compliance with the Code of Business Conduct. In addition to the non-financial consequences contained in the Code of Business Conduct, any violation of the Code of Business Conduct shall result in complete forfeiture of any bonus which would otherwise be paid under this Plan.
     Financial Objectives

     The financial performance of the Company will be measured against Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), after accrual of all incentive compensation plan payments. EBITDA will be determined in a manner consistent with the definition of EBITDA contained in Exhibit 1.
     For the fiscal year ended December 31, 2007, the Financial Objective goal will be set at the 2007 budgeted EBITDA of $XXX,XXX,XXX (the “2007 Financial Objective Goal”). The minimum goal will be set at a percentage of the 2007 Financial Objective Goal equal to the greater of (i) 2006 EBITDA achieved by the Company (expressed as a percentage of the 2007 EBITDA Financial Objective Goal), or (ii) 90% of the 2007 Financial Objective Goal (the “Minimum Goal”). The maximum goal will be set at 110% of the 2007 Financial Objective Goal (the “Maximum Goal”).
     The bonus payout under the Financial Objective portion of the Plan shall be 50% of the Target Bonus at achievement of the 2007 Financial Objective Goal. If the 2007 actual EBITDA achieved is at least equal to the Minimum Goal, the bonus payout under the Financial Objective portion of the Plan shall be expressed as 50% of the Target Bonus multiplied by the following percentage (provided that the bonus payout shall not exceed the Maximum Goal):
     The sum of:
     (1) 100%, plus
     (2) the product of (a) 10, multiplied by (b) the difference of actual EBITDA as a percentage of the 2007 Financial Objective Goal, less 100%
     The following examples illustrate the application of the Financial Objectives:
     (1) If a Plan Participant had a Target Bonus of $100, the 2007 Financial Objective Goal was $5,000 and the actual 2007 achieved EBITDA was equal to the 2007 Financial Objective Goal, then the bonus payout under the Financial Objective portion of the Plan would be $50.
     (2) However, if the actual 2007 achieved EBITDA exceeded the Minimum Goal and was equal to 98% of the 2007 Financial Objective Goal, then the bonus payout under the Financial Objective portion of the Plan would be $50 multiplied by 80%, or $40, calculated as follows:
     The sum of:
     (1) 100%, plus
     (2) the product of (a) 10, multiplied by (b) the difference of 98%, less 100%

     (3) Moreover, if the actual 2007 achieved EBITDA exceeded the Minimum Goal and was equal to 105% of the 2007 Financial Objective Goal, then the bonus payout under the Financial Objective portion of the Plan would be $50 multiplied by 150%, or $75, calculated as follows:
     The sum of:
     (1) 100%, plus
     (2) the product of (a) 10, multiplied by (b) the difference of 105%, less 100%
Personal Performance Objectives
     Personal Objectives should be measurable goals jointly developed by the Plan Participant and his/her immediate supervisor (subject to approval by the Chairman, President and Chief Executive Officer or his designee(s), and for certain participants, the Compensation Committee of the Board of Directors). The points earned under Personal Performance will be calculated based on the percentage of completion of each assigned objective, recognizing the determination of such percentage completion is in part subjective. If there is any disagreement as to the scoring of each assigned objective, the determination of the Chairman, President and Chief Executive Officer or his designee(s) shall be final and binding.
     Each Plan Participant may earn up to a maximum of 50% of his or her Target Bonus based on the achievement of Personal Objectives. No Plan Participant will be eligible to earn any part of his or her bonus based on the achievement of Personal Objectives unless 2007 EBITDA achieved by the Company equals or exceeds the 2006 EBITDA achieved by the Company.

AACC 2007 BONUS PLAN

Name:	Insert Name

Title:	Insert Title

Estimated Salary:	2007 Base Comp.

Target Bonus Rate	Insert Target Bonus %

			Bonus as %
	Objectives	% of Target	of Salary	$Bonus
% Based on Company Objectives

Minimum	50.0%	As determined	0.0%	$ -
Target	50.0%	100.0%	50% of Target Bonus Rate	Computed
Maximum	50.0%	110.0%	100% of Target Bonus Rate	Computed

% Based on Personal Objectives
Target	50.0%		50% of Target Bonus Rate	Computed

Total Bonus Opportunity

Minimum		As determined	Computed	Computed
Target		100.0%	Computed	Computed
Maximum		110.0%	Computed	Computed

Personal Objectives				% of Personal Bonus
(1) Insert Goal 1				Goal 1 Weight

(2) Insert Goal 2				Goal 2 Weight

(3) Insert Goal 3				Goal 3 Weight

(4) Insert Goal 4				Goal 4 Weight

(5) Insert Goal 5				Goal 5 Weight

Total				100.0%

Exhibit 1
     EBITDA: The earnings of the Company before interest, income taxes, depreciation and amortization (including amortization of purchased receivables). The determination of EBITDA, for purposes of this Plan, shall be made by the Board in accordance with generally accepted accounting principles in effect in the United States, applied on a consistent basis (“GAAP”); provided, however, that EBITDA shall be adjusted for this purpose to (A) exclude net gains and losses on the disposal of assets and other non-operating income or expense items and (B) exclude EBITDA generated from acquisitions of new businesses or companies during the year (an acquisition of a new office would not be deemed to be a material acquisition). EBITDA will be determined after accrual for all bonuses, including bonuses to be paid under this and all other Company annual incentive compensation plans.